Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

September 11, 2023

ING Groep N.V.,

Bijlmerdreef 106,

1102 CT Amsterdam,

The Netherlands.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of $1,250,000,000 of 6.083% Callable Fixed-to-Floating Rate Senior Notes due 2027, $1,250,000,000 of 6.114% Callable Fixed-to-Floating Rate Senior Notes due 2034, and $500,000,000 of Callable Floating Rate Senior Notes due 2027. We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement dated September 5, 2023 (the “Prospectus Supplement”) to the Prospectus dated August 19, 2022, included in the Registration Statement on Form F-3 filed on August 18, 2022, (the “Registration Statement”).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “U.S. Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP